EXHIBIT 99





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                                                                      EXHIBIT 99

                     FOCUS ENHANCEMENTS TO ACQUIRE VIDEONICS

          -        Annual Combined Pro forma Sales of over  $28,000,000
          -        Video Mixing, video editing, internet streaming technology
          -        Videonics CEO to become FOCUS CEO
          -        Videonics CFO to become FOCUS CFO
          -        Double FOCUS engineering resource
          -        Purchase price of approximately $7,500,000

WILMINGTON, MA. and CAMPBELL, CA. August 31, 2000 -FOCUS Enhancements, Inc. (NASDAQ: FCSE) announced today that the Company has entered into a definitive agreement to merge with Videonics, Inc. (NASDAQ: VDNX). The agreement provides for each share of Videonics common stock to be converted into 0.87 shares of FOCUS Enhancements common stock. Completion of the merger requires, among other things, the approval of the stockholders of Videonics and FOCUS. The merger is expected to be completed in December of this year.

Upon completion of the Merger, each share of Videonics common stock would be exchanged for .87 shares of FOCUS common stock. Based on pro forma shares outstanding at June 30, 2000, the existing FOCUS stockholders would own 83.7% of the combined company and the existing Videonics stockholders would own 16.3%. In addition, Videonics option holders will exchange their options for options in FOCUS pursuant to the same exchange ratio. The combined entity had total revenues of over $28 million for the twelve months ended June 30, 2000, on a pro forma basis. The merger is expected to be accounted for as a purchase and FOCUS expects a non-recurring restructuring charge to be taken in connection with the merger.

Upon completing the merger Michael D'Addio, Videonics Chairman & Chief Executive Officer, will become President, Chief Executive Officer, and a Director of FOCUS Enhancements. Gary Williams, Videonics Chief Financial Officer, will become FOCUS Enhancements Chief Financial Officer. Thomas Massie, FOCUS' Chairman of the Board, will remain in that position. Brett Moyer, FOCUS Executive Vice President and Chief Operating Officer, will also remain in that position. The Board of Directors after the transaction will initially consist of seven members, three from Videonics and four from FOCUS.

FOCUS Chairman, Thomas L. Massie stated, "We are excited to have Michael D'Addio's leadership as the Company's new Chief Executive Officer. He has over 21 years of experience as a CEO of technology companies, with 14 of those years in the video market place. Michael is an experienced executive with an outstanding track record."

Massie continued, "In the advent of interactive television, we believe video mixing and video switching capabilities will become very important. Certain new ASICS currently under development by the FOCUS engineering team have integrated video mixing and switching technology. We plan to launch these ASICS later this year. We believe that the Videonics engineering team can capitalize on this chip technology to build attractively priced digital video solutions for an expanded customer base."

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"We  anticipate  that  merging the two  companies  will  create a much  stronger company, from both a business and a technology perspective," stated Michael D'Addio, Chairman and CEO of Videonics. "The new company will benefit from many synergies, as both companies are leaders in video products and technologies." Mr. D'Addio added, "The merger presents opportunities for more efficient and profitable operations. We look forward to revenue growth in future quarters as a result of the increased selling efficiencies and expanded distribution of the combined companies. When combined with reduced expenses gained from the consolidation of operations, we believe that we have the opportunity to be profitable and cash flow positive following a brief transitional period. We are very excited about the Company's future."

FOCUS Enhancements, Inc. develops and markets advanced, proprietary video conversion ASICS for the converging, multi-billion dollar Internet, computer, and television industries. The Company's technology, which is sold globally through Original Equipment Manufacturers (OEMs) and resellers, merges computer-generated graphics and television displays for Internet viewing, presentations, training, education, video teleconferencing, and home gaming markets. Its stock is traded on the NASDAQ SmallCap Market under the symbol FCSE. More information on FOCUS may be obtained from the Company's SEC filings, or by visiting the FOCUS home page at http://www.focusinfo.com

Videonics is a leading designer of affordable, high quality, digital-video, equipment for the broadcast, cable, business, industrial, presentation,
Internet, and home video production markets. Videonics products include application controllers, edit controllers, mixers, character generators, and video editing software solutions. Its stock is traded on the NASDAQ SmallCap Market under the symbol VDNX. More information on Videonics may be obtained from the Company's SEC filings, or by visiting the Videonics home page at http://www.videonics.com.

For More Information
CONTACT:        Gary Williams
                V.P. Finance & CFO
                (408) 866-8300


Forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this release, which are not historical facts, are forward-looking statements. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, continued acceptance of the companies' products, increased levels of competition for the companies; new products and technological changes, the companies' dependence upon third-party suppliers, intellectual property rights and other risks detailed from time to time in the companies' periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to put undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof. The companies undertake no obligation to release publicly any revisions to forward- looking statements that may be made to reflect events after the date hereof or to reflect the occurrence of unanticipated events. In addition, the forward-looking statements contained herein are subject to risks and uncertainties, including the successful integration of Videonics into FOCUS, fluctuations in operating results, the timely development and acceptance of new products, product availability from suppliers, the impact of competitive products and pricing, changing TV

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standards and other risks set forth under the caption  "Certain Factors That May
Affect Future Results" in Focus' Annual Report on Form 10-K for the year ended December 31, 1999, in its quarterly report on Form 10-Q for the quarter ended June 30, 2000 and other filings with the SEC by both FOCUS and Videonics..



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